FIRST AMENDED AND RESTATED

MASTER ADVISORY FEE WAIVER AGREEMENT

This FIRST AMENDED AND RESTATED MASTER ADVISORY FEE WAIVER AGREEMENT (“Agreement”) is dated as of March 1, 2025, by and between SUNAMERICA SERIES TRUST (the “Trust”), on behalf of each of its series from time to time set forth in Schedule A attached hereto (each, a “Portfolio” and collectively, the “Portfolios”), severally and not jointly, and SUNAMERICA ASSET MANAGEMENT, LLC, a Delaware limited liability company (the “Adviser”).

WITNESSETH:

WHEREAS, the Trust is registered under the Investment Company Act of 1940, as amended (the “1940 Act”), as an open-end, management investment company, and is organized as a Massachusetts business trust, and each Portfolio is a series of the Trust; and

WHEREAS, the Adviser and the Trust are parties to that certain Investment Advisory and Management Agreement, dated January 13, 2025 (as amended, restated or otherwise modified from time to time, the “Advisory Agreement”), pursuant to which the Adviser serves as the investment adviser to each Portfolio; and

WHEREAS, the Trust, on behalf of each Portfolio, pays the Adviser as compensation for services provided to the Portfolios, an advisory fee at the annual rate set forth in the Advisory Agreement (the “Advisory Fee”); and

WHEREAS, the Adviser and the Trust are party to a Master Advisory Fee Waiver Agreement dated January 13, 2025 pursuant to which the Adviser has agreed to waive a portion of its Advisory Fee under the Advisory Agreement with respect to each Portfolio set forth on Schedule A (the “Fee Waiver”); and

WHEREAS, at a meeting held on December 11, 2024, the Board of Trustees of the Trust approved a new Fee Waiver with respect to SA JPMorgan Mid-Cap Growth Portfolio, and prior to March 1, 2025, the Fee Waiver was equal to 0.79% on the first $100 million, 0.75% on the next $400 million and 0.73% over $500 million; and

WHEREAS, the Adviser and the Trust wish to amend and restate this Agreement for the foregoing reasons effective as of the date first written above.

NOW, THEREFORE, in consideration of the mutual covenants set forth herein and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto agree as follows:

1.

Fee Waiver. During the Term (as defined in Section 2 below), the Adviser shall waive a portion of its Advisory Fee under the Advisory Agreement with respect to each Portfolio so that the Advisory Fee payable by the Portfolio is equal to the rate set forth in Schedule A attached hereto.

2.

Term; Termination. The term of the Fee Waiver with respect to a Portfolio shall begin on the effective date hereof of this Agreement (or on the date on which a Portfolio is added to Schedule A, if later, pursuant to Section 4) and shall continue in effect until the close of business on the date set forth on Schedule A (or such other date as agreed to in writing between the Adviser and the Trust) (“Term”) unless the Fee Waiver is earlier terminated with respect to such Portfolio by the Board of Trustees of the Trust (the “Board”), including a majority of the independent trustees. Independent trustees are trustees who are not deemed to be “interested persons” of the Trust, as defined under Section 2(a)(19) of the 1940 Act. The Term of the Fee Waiver with respect to a Portfolio may be continued from year to year thereafter provided each such continuance is agreed to by the Adviser and the Trust. Upon termination of the Advisory Agreement with respect to a Portfolio, this Agreement shall automatically terminate with respect to such Portfolio.

3.	Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York without giving effect to principles of conflicts of law.

4.

Amendments. This Agreement may be amended by mutual consent of the parties hereto in writing. Schedule A to this Agreement may be amended from time to time to reflect the termination and/or modification of any Fee Waiver with respect to a Portfolio or class thereof or the addition of a series of the Trust. With respect to any series that is added to Schedule A hereto after the date of this Agreement, this Agreement shall become effective with respect to such series on the date Schedule A is amended to reflect the addition of the series under this Agreement, subject to obtaining the requisite approval from the Board.

5.

Headings. The headings in this Agreement are included for convenience of reference only and in no other way define or delineate any of the provisions hereof or otherwise affect their construction or effect.

6.	Entire Agreement. This Agreement constitutes the whole agreement between the parties and supersedes any previous fee waiver agreement relating to the Portfolios covered by this Agreement.

7.

Notices. All notices required or permitted to be given under this Agreement shall be in writing, shall specifically refer to this Agreement, and shall be addressed to the appropriate party at the address specified below, or such other address as may be specified by such party in writing in accordance with this Section, and shall be deemed to have been properly given when delivered or mailed by U.S. certified or registered mail, return receipt requested, postage prepaid, or by reputable courier service:

If to the Trust:	If to the Adviser:
SunAmerica Series Trust 21650 Oxnard Street, 10th Floor Woodland Hills, CA 91367	SunAmerica Asset Management, LLC 30 Hudson Street, 16th Floor Jersey City, NJ 07302 Attention: General Counsel

8.

Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all such counterparts shall together constitute one and the same Agreement. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com or www.echosign.com, or other applicable law) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

9.

Business Trusts. The Declaration of Trust establishing the Trust, dated as of September 11, 1992, as amended and restated as of April 27, 2022, a copy of which, together with all amendments thereto, is on file in the office of the Secretary of State of the Commonwealth of Massachusetts, provides that no Trustee, shareholder, officer, employee or agent of the Trust shall be held to any personal liability, nor shall resort be had to their private property for satisfaction of any obligation or claim or otherwise in connection with the affairs of the Trust, but the “Trust Property” only shall be liable.

[Signature page follows]

IN WITNESS WHEREOF, the parties have caused their respective duly authorized officers to execute this Agreement as of the date first above written.

SUNAMERICA ASSET MANAGEMENT, LLC

By:	/s/ John T. Genoy
Name:	John T. Genoy
Title:	President

SUNAMERICA SERIES TRUST, on behalf of its series listed on Schedule A

By:	/s/ Gregory R. Kingston
Name:	Gregory R. Kingston
Title:	Treasurer

Schedule A

Master Advisory Fee Waiver Agreement

(Dated as of March 1, 2025)

Portfolio Name	Annual Rate	Expiration Date
SA AB Small & Mid Cap Value Portfolio	0.880% first $250 million 0.830% over $250 million	April 30, 2026

SA American Funds Asset Allocation Portfolio	0.25%	This fee waiver will continue indefinitely as long as the Portfolio is part of a master-feeder fund structure.

SA American Funds Global Growth Portfolio	0.25%	This fee waiver will continue indefinitely as long as the Portfolio is part of a master-feeder fund structure.

SA American Funds Growth Portfolio	0.25%	This fee waiver will continue indefinitely as long as the Portfolio is part of a master-feeder fund structure.

SA American Funds Growth-Income Portfolio	0.25%	This fee waiver will continue indefinitely as long as the Portfolio is part of a master-feeder fund structure.

SA American Funds VCP Managed Allocation Portfolio	0.25%	This fee waiver will continue indefinitely as long as the Portfolio is part of a master-feeder fund structure.

SA BlackRock Multi-Factor 70/30 Portfolio

0.40% on the first $250 million

0.35% over $250 million

In addition, the Adviser agrees to waive its Advisory Fee under the Advisory Agreement in an amount equal to the BlackRock iShares Waiver[1] in order to pass the benefit of such waiver onto the Portfolio in connection with its investments in the iShares Funds (the “iShares Waiver”)

April 30, 2026 The iShares Waiver shall continue in effect so long as the BlackRock iShares Waiver is in effect

SA BlackRock VCP Global Multi Asset Portfolio	0.850% on the first $500 million 0.810% on the next $2.5 billion 0.790% over $3 billion	April 30, 2026

SA Franklin BW U.S. Large Cap Value Portfolio	0.67% on all assets	April 30, 2026

SA Franklin Small Company Value Portfolio	0.95% on the first $200 million 0.87% on the next $300 million 0.85% thereafter	April 30, 2026

SA Janus Focused Growth Portfolio	0.75% on all assets	April 30, 2026

SA JPMorgan Emerging Markets Portfolio	1.00% on all assets	April 30, 2026

SA JPMorgan Large Cap Core Portfolio	0.73% on the first $50 million 0.68% on the next $200 million 0.63% over $250 million	April 30, 2026

SA JPMorgan MFS Core Bond Portfolio	0.50% on all assets	April 30, 2026

SA JPMorgan Mid-Cap Growth Portfolio	0.77% on the first $100 million 0.72% on the next $400 million 0.70% over $500 million	April 30, 2026

SA Large Cap Index Portfolio	0.26% on the first $2 billion 0.18% on the next $1 billion 0.14% over $3 billion	April 30, 2026

SA MFS Massachusetts Investors Trust Portfolio	0.66% on the first $600 million 0.61% on the next $900 million 0.56% over $1.5 billion assets	April 30, 2026

SA Morgan Stanley International Equities Portfolio	0.80% on the first $250 million 0.75% on the next $250 million 0.70% over $500 million	April 30, 2026

SA PIMCO Global Bond Opportunities Portfolio	0.73% on the first $50 million 0.63% on the next $100 million 0.58% on the next $100 million 0.53% over $250 million	April 30, 2026

SA PIMCO RAE International Value Portfolio	0.765% on the first $250 million 0.740% over $250 million	April 30, 2026

[1]

Pursuant to a Subadvisory Fee Waiver Agreement, as may be amended from time to time, between the Adviser and BlackRock Investment Management, LLC (“BlackRock”), BlackRock has contractually agreed to waive its subadvisory fee in an amount equal to the “acquired fund fees and expenses,” as calculated in accordance with the requirements of the registration statement form applicable to the Portfolio incurred in connection with its investments in one or more series of iShares Trust, iShares, Inc. and iShares U.S. ETF Trust (the “iShares Funds”) (the “BlackRock iShares Waiver”).

SA Putnam International Growth and Income Portfolio	0.900% first $150 million 0.800% next $150 million 0.700% over $300 million	April 30, 2026

SA Small Cap Index Portfolio	0.310% on the first $2 billion 0.260% over $2 billion	April 30, 2026

SA VCP Dynamic Allocation Portfolio	0.25% on the first $1.5 billion 0.22% on the next $1.5 billion 0.20% on the next $5 billion 0.19% above $8 billion	April 30, 2026

SA Wellington Strategic Multi- Asset Portfolio	0.650% on the first $200 million 0.525% on the next $300 million 0.450% above $500 million	April 30, 2026